EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 7, 2007, accompanying the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph about Design Within Reach, Inc.’s adoption of Statement No. 123R, “Share-Based Payment”) and management’s assessment of the effectiveness of internal control over financial reporting (which report expressed an unqualified opinion on management’s assessment, and an adverse opinion on the effective operation of internal control over financial reporting) included in the Annual Report of Design Within Reach, Inc. on Form 10-K for the year ended December 30, 2006. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Design Within Reach, Inc. on Form S-8 (File No. 333-117190, effective July 7, 2004).

San Francisco, California

May 7, 2007